RESULTS OF MEETINGS OF SHAREHOLDERS (UNAUDITED)

ARTIO GLOBAL INVESTMENT FUNDS

Special Meetings of Shareholders

The first special meeting of Shareholders of the Artio International Equity Fund, Artio International Equity Fund II, Artio Total Return Bond Fund, and Artio Global High Income Fund, each a series of Artio Global Investment Funds (each a “Fund” and collectively, the “Funds”) was held on May 16, 2013 and adjourned to May 21, 2013 and June 4, 2013 with regard to the Artio International Equity Fund.  At the meeting, the following shares of each Fund were represented:

Fund	Shares Represented by Proxy	Percentage of Shares Outstanding
Artio International Equity Fund	18,796,922	50.09%
Artio International Equity Fund II	27,741,775	52.09%
Artio Total Return Bond Fund	97,559,595	65.41%
Artio Global High Income Fund	173,621,463	65.96%

Shareholders of Artio International Equity Fund and Artio International Equity Fund II. voted on the following proposal:

1.
To approve a new advisory agreement between each Fund and Aberdeen Asset Management Inc. and to approve new sub-advisory agreements between each Fund, Aberdeen Asset Management Inc. and Aberdeen Asset Managers Limited.

Artio International Equity Fund
Affirmative	Against	Abstain
14,491,659	680,663	3,624,600

Artio International Equity Fund II
Affirmative	Against	Abstain
24,608,761	429,889	2,703,126

Shareholders of Artio Total Return Bond Fund and Artio Global High Income Fund voted on the following proposal:

1.	To approve a new advisory agreement between each Fund and Aberdeen Asset Management Inc.

Artio Total Return Bond Fund
Affirmative	Against	Abstain
95,757,259	384,194	1,418,143

Artio Global High Income Fund
Affirmative	Against	Abstain
164,732,644	1,052,391	7,836,428

The second special meeting of Shareholders of the Artio Global Investment Funds (the “Trust”) was held on May 16, 2013.  At the meeting, the following shares were represented:

Fund	Shares Represented by Proxy	Percentage of Shares Outstanding
Artio Global Investment Funds	460,881,882	91.60%

Shareholders of the Trust voted on the following proposal:

2.	To elect Trustees of the Trust.

Artio Global Investment Funds

Nominee	For	Withheld
Antoine Bernheim	70,476,839	10,359,195
Thomas Gibbons	70,492,510	10,343,524
Cynthia Hostetler	62,046,716	18,789,319
Robert S. Matthews	62,024,074	18,811,961
Peter Wolfram	62,058,343	18,777,692